EXHIBIT 12

CONSOLIDATED RATIOS OF
EARNINGS TO FIXED CHARGES
AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth information regarding our consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown. For purposes of determining the ratios below, earnings consist of: pre-tax income from continuing operations before adjustment for income or loss from equity investees; fixed charges; amortization of capitalized interest; distributed income of equity investees and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and adjusted for interest capitalized; preference security dividend requirements of consolidated subsidiaries; and, non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense, and preference security dividend requirements of consolidated subsidiaries.

	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Consolidated ratio of earnings to fixed charges	2.1	4.4	1.0	*	2.1	1.4
Consolidated ratio of earnings to fixed charges and preferred stock dividends	1.7	3.6	*	*	1.9	*

* Earnings for the reporting period were inadequate to cover total fixed charges and/or total fixed charges and preferred stock dividends. The coverage deficiency for total fixed charges for the year ended December 31, 2012 was $98.9 million. The coverage deficiencies for the combined fixed charges and preferred stock dividends for the years ended December 31, 2013, 2012, and 2010 were $15.4 million, $118.1 million, and $139.4 million, respectively

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.”

INFORMATION REGARDING COMPUTATION OF
RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Ratio of Earnings to Fixed Charges

(Dollars in thousands)	2015	2014	2013	2012	2011	2010
Earnings:
Income/(loss) before income taxes (a)	$96,819	$301,144	$3,660	$(98,944)	$154,890	$59,527
Add: Fixed Charges, net	88,678	88,101	100,444	116,802	138,737	158,841
Add: Distributed income of equity investees	-	-	-	-	-	-
Income/(loss) before income taxes and fixed charges, net	$185,497	$389,245	$104,104	$17,858	$293,627	$218,368

Fixed Charges:
Total interest expense	$82,685	$81,531	$94,679	$110,286	$131,605	$149,448
Interest factor in rents	5,993	6,570	5,765	6,516	7,132	9,393
Total fixed charges	$88,678	$88,101	$100,444	$116,802	$138,737	$158,841

Ratio of earnings to fixed charges	2.1	4.4	1.0	*	2.1	1.4

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Earnings:
Income/(loss) before income taxes (a)	$96,819	$301,144	$3,660	$(98,944)	$154,890	$59,527
Add: Fixed Charges, net	88,678	88,101	100,444	116,802	138,737	158,841
Add: Distributed income of equity investees	-	-	-	-	-	-
Income/(loss) before income taxes and fixed charges, net	$185,497	$389,245	$104,104	$17,858	$293,627	$218,368

Fixed Charges & Preferred Stk Dividends:
Total interest expense	$82,685	$81,531	$94,679	$110,286	$131,605	$149,448
Interest factor in rents	5,993	6,570	5,765	6,516	7,132	9,393
Preferred stock dividends (b)	19,057	19,212	19,108	19,108	19,056	198,954
Total fixed charges and preferred stock dividends	$107,735	$107,313	$119,552	$135,910	$157,793	$357,795

Ratio of earnings to fixed charges and preferred stock dividends	1.7	3.6	*	*	1.9	*

*	Earnings for the reporting period were inadequate to cover total fixed charges and/or total fixed charges and preferred stock dividends. The coverage deficiency for total fixed charges for the year ended December 31, 2012 was $98.9 million. The coverage deficiencies for the combined fixed charges and preferred stock dividends for the years ended December 31, 2013, 2012, and 2010 were $15.4 million, $118.1 million, and $139.4 million, respectively.

(a)	Pre-tax earnings from continuing operations excluding income attributable to noncontrolling interests and income/loss from equity investees.

(b)	The preferred dividend amounts represent pre-tax earnings required to cover total dividends on preferred stock. 2010 amounts include pre-tax earnings required to cover dividends on Fixed Rate Cumulative Perpetual Preferred Stock, Series CPP.

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.”